Exhibit 99.1

PRESS RELEASE

ARMADA HOFFLER REPORTS THIRD QUARTER 2023 RESULTS

Net Income of $0.06 Per Diluted Share

Normalized FFO of $0.31 Per Diluted Share

Same Store NOI Growth of 4.4% (GAAP) and 5.9% (Cash)

Positive Renewal Spreads on Commercial Leases of 14.5% (GAAP) and 4.9% (Cash)

Maintained 2023 Full-Year Normalized FFO Guidance Range of $1.23 to $1.27 Per Diluted Share

VIRGINIA BEACH, VA, November 2, 2023 – Armada Hoffler Properties, Inc. (NYSE: AHH) today announced its results for the quarter ended September 30, 2023 and provided an update on current events.

Third Quarter and Recent Highlights:

•Net income attributable to common stockholders and OP Unit holders of $5.3 million, or $0.06 per diluted share, compared to $33.9 million, or $0.38 per diluted share, for the three months ended September 30, 2022.

•Funds from operations attributable to common stockholders and OP Unit holders ("FFO") of $27.6 million, or $0.31 per diluted share, compared to $22.7 million, or $0.26 per diluted share, for the three months ended September 30, 2022. See "Non-GAAP Financial Measures."

•Normalized funds from operations attributable to common stockholders and OP Unit holders ("Normalized FFO") of $27.7 million, or $0.31 per diluted share, compared to $25.8 million, or $0.29 per diluted share, for the three months ended September 30, 2022. See "Non-GAAP Financial Measures."

•Maintained the Company's previous guidance range for 2023 full-year Normalized FFO of $1.23 to $1.27 per diluted share.

•Maintained a 97% weighted average portfolio occupancy as of September 30, 2023. Retail occupancy was 98%, office occupancy was 96%, and multifamily occupancy was 96%.

•Third quarter commercial lease renewal spreads increased 14.5% on a GAAP basis and 4.9% on a cash basis.

•Same Store NOI increased 4.4% on a GAAP basis and 5.9% on a cash basis compared to the quarter ended September 30, 2022:
◦Retail Same Store NOI increased 6.6% on a GAAP basis and 6.4% on a cash basis.
◦Office Same Store NOI increased 2.3% on a GAAP basis and 8.1% on a cash basis.
◦Multifamily Same Store NOI increased 3.1% on a GAAP basis and 2.2% on a cash basis.

•Third-party construction backlog as of September 30, 2023 was $513.6 million and construction gross profit for the third quarter was $3.3 million.

“Our vertically integrated business model continues to prove advantageous in most any economic climate and our best-in-market properties yielded impressive results for yet another quarter,” said Louis Haddad, President & CEO of Armada Hoffler. “Our ability to execute among several lines of business gives us an ability to preserve earnings growth while making the right real estate decisions for the long-term. We fully intend to continue adding to earnings and dividends in 2024 as we anticipate the market will eventually recognize superior out-performance in the commercial real estate sector.”

Financial Results

Net income attributable to common stockholders and OP Unit holders for the third quarter decreased to $5.3 million compared to $33.9 million for the third quarter of 2022. The period-over-period change was primarily due to gains recognized on dispositions in the third quarter of 2022. The decrease was partially offset by an increase in property net operating income primarily due to acquisitions, positive releasing spreads, same store NOI growth, and higher general contracting gross profit.

FFO attributable to common stockholders and OP Unit holders for the third quarter increased to $27.6 million compared to $22.7 million for the third quarter of 2022. Normalized FFO attributable to common stockholders and OP Unit holders for the third quarter increased to $27.7 million compared to $25.8 million for the third quarter of 2022. The period-over-period increases in FFO and Normalized FFO were due to an increase in property net operating income primarily due to acquisitions, positive releasing spreads, same store NOI growth, and higher general contracting gross profit, partially offset by higher interest expense.

Operating Performance

At the end of the third quarter, the Company’s retail, office, and multifamily stabilized operating property portfolios were 98.1%, 96.1%, and 96.0% occupied, respectively.

Total construction contract backlog was $513.6 million as of September 30, 2023.

Interest income from real estate financing investments was $3.5 million for the three months ended September 30, 2023.

Balance Sheet and Financing Activity

As of September 30, 2023, the Company had $1.3 billion of total debt outstanding, including $200 million outstanding under its revolving credit facility. Total debt outstanding excludes GAAP adjustments and deferred financing costs. Approximately 74% of the Company’s debt had fixed interest rates or was subject to interest rate swaps as of September 30, 2023. The Company’s debt was 95% fixed or economically hedged as of September 30, 2023 after considering interest rate caps.

Outlook

The Company maintained its 2023 full-year Normalized FFO guidance range at the Company's previous guidance range of $1.23 to $1.27 per diluted share. The following table updates the Company's assumptions underpinning its full-year guidance. The Company's executive management will provide further details regarding its 2023 earnings guidance during today's webcast and conference call.

Full-year 2023 Guidance [1]	Expected Ranges
Portfolio NOI	$161.1	M	$161.9	M
Construction Segment Gross Profit	$11.8	M	$12.8	M
G&A Expenses	$17.8	M	$18.4	M
Interest Income	$14.5	M	$14.9	M
Interest Expense[2]	$47.2	M	$47.8	M
Normalized FFO per diluted share	$1.23		$1.27

[1] Ranges exclude certain items per the Company ’s Normalized FFO definition: Normalized FFO excludes certain items, including debt extinguishment losses, acquisition, development and other pursuit costs, mark-to-market adjustments for interest rate derivatives, provision for non-cash unrealized credit losses, certain costs for interest rate caps designated as cash flow hedges, amortization of right-of-use assets attributable to finance leases, severance related costs, and other non-comparable items. See "Non-GAAP Financial Measures." The Company does not provide a reconciliation for its guidance range of Normalized FFO per diluted share to net income per diluted share, the most directly comparable forward-looking GAAP financial measure, because it is unable to provide a meaningful or accurate estimate of reconciling items and the information is not available without unreasonable effort as a result of the inherent difficulty of forecasting the timing and/or amounts of various items that would impact net income per diluted share. For the same reasons, the Company is unable to address the probable significance of the unavailable information and believes that providing a reconciliation for its guidance range of Normalized FFO per diluted share would imply a degree of precision for its forward-looking net income per diluted share that could be misleading to investors.
[2] Includes the interest expense on finance leases and interest receipts of non-designated derivatives.

Supplemental Financial Information

Further details regarding operating results, properties, and leasing statistics can be found in the Company’s supplemental financial package available on the Investors page at ArmadaHoffler.com.

Webcast and Conference Call

The Company will host a webcast and conference call on Thursday, November 2, 2023 at 8:30 a.m. Eastern Time to review financial results and discuss recent events. The live webcast will be available through the Investors page of the Company’s website, ArmadaHoffler.com. To participate in the call, please dial (+1) 888 396 8049 (toll-free dial-in number) or (+1) 416 764 8646 (toll dial-in number). The conference ID is 79880370. A replay of the conference call will be available through Saturday, December 2, 2023 by dialing (+1) 877 674 7070 (toll-free dial-in number) or (+1) 416 764 8692 (toll dial-in number) and providing passcode 880370#.

About Armada Hoffler Properties, Inc.

Armada Hoffler (NYSE: AHH) is a vertically-integrated, self-managed real estate investment trust with over four decades of experience developing, building, acquiring, and managing high-quality retail, office, and multifamily properties located primarily in the Mid-Atlantic and Southeastern United States. The Company also provides general construction and development services to third-party clients, in addition to developing and building properties to be placed in their stabilized portfolio. Founded in 1979 by Daniel A. Hoffler, Armada Hoffler has elected to be taxed as a REIT for U.S. federal income tax purposes. For more information visit ArmadaHoffler.com.

Forward-Looking Statements

Certain matters within this press release are discussed using forward-looking language as specified in the Private Securities Litigation Reform Act of 1995, and, as such, may involve known and unknown risks, uncertainties and other factors that may cause the actual results or performance to differ from those projected in the forward-looking statement. These forward-looking statements may include comments relating to the current and future performance of the Company’s operating property portfolio, the Company’s development pipeline, the Company's real estate financing program, the Company’s construction and development business, including backlog and timing of deliveries and estimated costs, financing activities, as well as acquisitions, dispositions, and the Company’s financial outlook, guidance, and expectations. Forward-looking statements depend on assumptions, data or methods which may be incorrect or imprecise, and the Company may not be able to realize any forward-looking statement. For a description of factors that may cause the Company’s actual results or performance to differ from its forward-looking statements, please review the information under the heading “Risk Factors” included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, and the other documents filed by the Company with the Securities and Exchange Commission from time to time. The Company expressly disclaims any obligation or undertaking to update or revise any forward-looking statement contained herein, to reflect any change in the Company's expectations with regard thereto, or any other change in events, conditions, or circumstances on which any such statement is based, except to the extent otherwise required by applicable law.

Non-GAAP Financial Measures

The Company calculates FFO in accordance with the standards established by the National Association of Real Estate Investment Trusts ("Nareit"). Nareit defines FFO as net income (loss) (calculated in accordance with GAAP), excluding depreciation and amortization related to real estate, gains or losses from the sale of certain real estate assets, gains and losses from change in control, and impairment write-downs of certain real estate assets and investments in entities when the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity.

FFO is a supplemental non-GAAP financial measure. The Company uses FFO as a supplemental performance measure because it believes that FFO is beneficial to investors as a starting point in measuring the Company’s operational performance. Specifically, in excluding real estate related depreciation and amortization and gains and losses from property dispositions, which do not relate to or are not indicative of operating performance, FFO provides a performance measure that, when compared period-over-period, captures trends in occupancy rates, rental rates and operating costs. We also believe that, as a widely recognized measure of the performance of REITs, FFO will be used by investors as a basis to compare the Company’s operating performance with that of other REITs.

However, because FFO excludes depreciation and amortization and captures neither the changes in the value of the Company’s properties that result from use or market conditions nor the level of capital expenditures and leasing commissions necessary to maintain the operating performance of the Company’s properties, all of which have real economic effects and could materially impact the Company’s results from operations, the utility of FFO as a measure of the Company’s performance is limited. In addition, other equity REITs may not calculate FFO in accordance with the Nareit definition as the Company does, and, accordingly, the Company’s FFO may not be comparable to such other REITs’ FFO. Accordingly, FFO should be considered only as a supplement to net income as a measure of the Company’s performance. FFO should not be used as a measure of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to pay dividends or service indebtedness. Also, FFO should not be used as a supplement to or substitute for cash flow from operating activities computed in accordance with GAAP.

Management also believes that the computation of FFO in accordance with Nareit’s definition includes certain items that are not indicative of the results provided by the Company’s operating property portfolio and affect the comparability of the Company’s period-over-period performance. Accordingly, management believes that Normalized FFO is a more useful performance measure that excludes certain items, including but not limited to, debt extinguishment losses and prepayment penalties, impairment and accelerated amortization of intangible assets and liabilities, property acquisition, development and other pursuit costs, mark-to-market adjustments for interest rate derivatives not designated as cash flow hedges, amortization of payments made to purchase interest rate caps designated as cash flow hedges, provision for unrealized non-cash credit losses, amortization of right-of-use assets attributable to finance leases, severance related costs, and other non-comparable items. Other equity REITs may not calculate Normalized FFO in the same manner as we do, and, accordingly, our Normalized FFO may not be comparable to such other REITs' Normalized FFO.

NOI is the measure used by the Company’s chief operating decision-maker to assess segment performance. The Company calculates NOI as property revenues (base rent, expense reimbursements, termination fees and other revenue) less property expenses (rental expenses and real estate taxes). NOI is not a measure of operating income or cash flows from operating activities as measured in accordance with GAAP and is not indicative of cash available to fund cash needs. As a result, NOI should not be considered an alternative to cash flows as a measure of liquidity. Not all companies calculate NOI in the same manner. The Company considers NOI to be an appropriate supplemental measure to net income because it assists both investors and management in understanding the core operations of the Company’s real estate and construction businesses. To calculate NOI on a cash basis, we adjust NOI to exclude the net effects of straight line rent and the amortization of lease incentives and above/below market rents.

For reference, as an aid in understanding the Company’s computation of NOI, NOI Cash Basis, FFO and Normalized FFO, a reconciliation of net income calculated in accordance with GAAP to NOI, NOI Cash Basis, FFO and Normalized FFO has been included further in this release.

ARMADA HOFFLER PROPERTIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(dollars in thousands)

	September 30, 2023	December 31, 2022
	(Unaudited)
ASSETS
Real estate investments:
Income producing property	$2,089,170	$1,884,214
Held for development	6,294	6,294
Construction in progress	91,127	53,067
	2,186,591	1,943,575
Accumulated depreciation	(376,449)	(329,963)
Net real estate investments	1,810,142	1,613,612
Cash and cash equivalents	32,662	48,139
Restricted cash	2,343	3,726
Accounts receivable, net	43,800	39,186
Notes receivable, net	83,713	136,039
Construction receivables, including retentions, net	87,295	70,822
Construction contract costs and estimated earnings in excess of billings	440	342
Equity method investments	125,672	71,983
Operating lease right-of-use assets	23,152	23,350
Finance lease right-of-use assets	92,570	45,878
Acquired lease intangible assets	127,020	103,870
Other assets	104,275	85,363
Total Assets	$2,533,084	$2,242,310

LIABILITIES AND EQUITY
Indebtedness, net	$1,321,792	$1,068,261
Accounts payable and accrued liabilities	31,604	26,839
Construction payables, including retentions	108,107	93,472
Billings in excess of construction contract costs and estimated earnings	23,127	17,515
Operating lease liabilities	31,573	31,677
Finance lease liabilities	93,419	46,477
Other liabilities	56,818	54,055
Total Liabilities	1,666,440	1,338,296
Total Equity	866,644	904,014
Total Liabilities and Equity	$2,533,084	$2,242,310

ARMADA HOFFLER PROPERTIES, INC.
CONDENSED CONSOLIDATED INCOME STATEMENTS
(in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
	(Unaudited)
Revenues
Rental revenues	$62,913	$53,743	$179,082	$163,602
General contracting and real estate services revenues	99,408	69,024	286,220	138,947
Interest income	3,690	3,490	10,823	10,410
Total revenues	166,011	126,257	476,125	312,959
Expenses
Rental expenses	14,756	12,747	41,392	38,101
Real estate taxes	5,867	5,454	16,910	16,695
General contracting and real estate services expenses	96,095	66,252	276,336	133,491
Depreciation and amortization	22,462	17,527	60,808	54,865
Amortization of right-of-use assets - finance leases	425	278	1,049	833
General and administrative expenses	4,286	3,854	13,786	12,179
Acquisition, development and other pursuit costs	—	—	18	37
Impairment charges	5	—	107	333
Total expenses	143,896	106,112	410,406	256,534
Gain on real estate dispositions, net	227	33,931	738	53,424
Operating income	22,342	54,076	66,457	109,849
Interest expense	(15,444)	(10,345)	(41,375)	(28,747)
Loss on extinguishment of debt	—	(2,123)	—	(2,899)
Change in fair value of derivatives and other	2,466	782	5,024	7,512
Unrealized credit loss (provision) release	(694)	42	(871)	(858)
Other income (expense), net	63	118	324	415
Income before taxes	8,733	42,550	29,559	85,272
Income tax (provision) benefit	(310)	(181)	(834)	140
Net income	8,423	42,369	28,725	85,412
Net income attributable to noncontrolling interests in investment entities	(193)	(5,583)	(616)	(5,811)
Preferred stock dividends	(2,887)	(2,887)	(8,661)	(8,661)
Net income attributable to common stockholders and OP Unitholders	$5,343	$33,899	$19,448	$70,940

ARMADA HOFFLER PROPERTIES, INC.
RECONCILIATION OF NET INCOME TO FFO & NORMALIZED FFO
(in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
	(Unaudited)
Net income attributable to common stockholders and OP Unitholders	$5,343	$33,899	$19,448	$70,940
Depreciation and amortization (1)	22,239	17,290	60,139	54,084
Gain on operating real estate dispositions, net (2)	—	(28,502)	—	(47,995)
Impairment of real estate assets	—	—	—	201
FFO attributable to common stockholders and OP Unitholders	$27,582	$22,687	$79,587	$77,230
Acquisition, development and other pursuit costs	—	—	18	37
Accelerated amortization of intangible assets and liabilities	5	—	(615)	132
Loss on extinguishment of debt	—	2,123	—	2,899
Unrealized credit loss provision (release)	694	(42)	871	858
Amortization of right-of-use assets - finance leases	425	278	1,049	833
Increase in fair value of derivatives not designated as cash flow hedges	(1,484)	(782)	(1,974)	(7,512)
Amortization of interest rate derivatives on designated cash flow hedges	513	1,525	3,598	2,048
Normalized FFO available to common stockholders and OP Unitholders	$27,735	$25,789	$82,534	$76,525
Net income attributable to common stockholders and OP Unitholders per diluted share and unit	$0.06	$0.38	$0.22	$0.80
FFO attributable to common stockholders and OP Unitholders per diluted share and unit	$0.31	$0.26	$0.90	$0.88
Normalized FFO attributable to common stockholders and OP Unitholders per diluted share and unit	$0.31	$0.29	$0.93	$0.87
Weighted average common shares and units - diluted	89,589	88,341	88,908	88,143
________________________________________

(1) The adjustment for depreciation and amortization for the three and nine months ended September 30, 2023 excludes $0.2 million and $0.7 million, respectively, of depreciation attributable to our joint venture partners. The adjustment for depreciation and amortization for the three and nine months ended September 30, 2022 excludes $0.2 million and $0.8 million, respectively, of depreciation attributable to our joint venture partners.
(2) The adjustment for gain on operating real estate dispositions for the three and nine months ended September 30, 2023 excludes $0.2 million for the gain on the disposition of a non-operating parcel adjacent to Brooks Crossing Retail. The adjustment for gain on operating real estate dispositions for the nine months ended September 30, 2023 also excludes $0.5 million for the gain on the disposition of a non-operating parcel at Market at Mill Creek. The adjustment for gain on operating real estate dispositions for the three and nine months ended September 30, 2022 excludes $5.4 million of the gain on The Residences at Annapolis Junction that was allocated to our partner.

ARMADA HOFFLER PROPERTIES, INC.
RECONCILIATION OF NET INCOME TO SAME STORE NOI, CASH BASIS
(in thousands) (unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Retail Same Store (1)
Same Store NOI, Cash Basis	$15,761	$14,818	$46,602	$44,139
GAAP Adjustments (2)	962	869	2,999	2,767
Same Store NOI	16,723	15,687	49,601	46,906
Non-Same Store NOI (3)	2,698	(90)	4,899	322
Segment NOI	19,421	15,597	54,500	47,228

Office Same Store (4)
Same Store NOI, Cash Basis	11,556	10,693	19,005	19,340
GAAP Adjustments (2)	717	1,307	178	302
Same Store NOI	12,273	12,000	19,183	19,642
Non-Same Store NOI (3)	1,617	(243)	20,167	15,173
Segment NOI	13,890	11,757	39,350	34,815

Multifamily Same Store (5)
Same Store NOI, Cash Basis	7,979	7,807	20,420	19,638
GAAP Adjustments (2)	293	214	761	639
Same Store NOI	8,272	8,021	21,181	20,277
Non-Same Store NOI (3)	707	167	5,749	6,486
Segment NOI	8,979	8,188	26,930	26,763

Total Property NOI	42,290	35,542	120,780	108,806

General contracting & real estate services gross profit	3,313	2,772	9,884	5,456
Real estate financing gross profit	2,768	2,532	7,623	7,588
Interest income (6)	194	118	566	340
Depreciation and amortization	(22,462)	(17,527)	(60,808)	(54,865)
Amortization of right-of-use assets - finance leases	(425)	(278)	(1,049)	(833)
General and administrative expenses	(4,286)	(3,854)	(13,786)	(12,179)
Acquisition, development and other pursuit costs	—	—	(18)	(37)
Impairment charges	(5)	—	(107)	(333)
Gain on real estate dispositions, net	227	33,931	738	53,424
Interest expense (7)	(14,716)	(9,505)	(38,741)	(26,265)
Loss on extinguishment of debt	—	(2,123)	—	(2,899)
Change in fair value of derivatives and other	2,466	782	5,024	7,512
Unrealized credit loss (provision) release	(694)	42	(871)	(858)
Other income (expense), net	63	118	324	415
Income tax (provision) benefit	(310)	(181)	(834)	140
Net income	8,423	42,369	28,725	85,412

Net income attributable to noncontrolling interests in investment entities	(193)	(5,583)	(616)	(5,811)
Preferred stock dividends	(2,887)	(2,887)	(8,661)	(8,661)
Net income attributable to AHH and OP unitholders	$5,343	$33,899	$19,448	$70,940
________________________________________

(1) Retail same-store portfolio excludes Pembroke Square, The Interlock Retail, and Columbus Village II for the three and nine months ended September 30, 2023 and 2022.
(2) GAAP Adjustments include adjustments for straight-line rent, termination fees, deferred rent, recoveries of deferred rent, and amortization of lease incentives.
(3) Includes expenses associated with the Company's in-house asset management division.
(4) Office same-store portfolio excludes The Interlock Office for the three and nine months ended September 30, 2023 and 2022. Office same-store portfolio also excludes Wills Wharf and the Constellation Office for the nine months ended September 30, 2023 and 2022.

(5) Multifamily same-store portfolio excludes Chronicle Mill, The Residences of Annapolis Junction, Hoffler Place, and Summit Place for the three and nine months ended September 30, 2023 and 2022. Multifamily same-store portfolio also excludes 1305 Dock Street and The Everly for the nine months ended September 30, 2023 and 2022.

(6) Excludes real estate financing segment interest income.
(7) Excludes real estate financing segment interest expense.

Contact:

Chelsea Forrest
Armada Hoffler
Director of Corporate Communications and Investor Relations
Email: CForrest@ArmadaHoffler.com
Phone: (757) 612-4248